As filed with the Securities and Exchange Commission on July 3, 1996

                                                 Registration No. 33-70566

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                     FORM S-3

                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933

                            M. H. MEYERSON & CO., INC.

                  (Name of small business issuer in its charter)


New Jersey                       8-8381                           13-1924455
(State or other       (Primary Standard Industrial          (I.R.S. Employer
jurisdiction of          Classification Code No.)           Identification No.)
 organization

                   30 Montgomery Street, Jersey City, NJ  07302
                                   (201)332-3380


           (Address and telephone number of principal executive offices


                                 Michael Silvestri
                                     President
                   30 Montgomery Street, Jersey City, NJ  07302
                                  (201) 332-3380

                        (Name, address and telephone number
                               of agent for service)

                                    Copies to:

                             John S. Stoppelman, Esq.
                           The Stoppelman Law Firm, P.C.
                               1749 Old Meadow Road
                                     Suite 610
                                 McLean, VA 22102
                                  (703) 827-7450



                 Approximate date of proposed sale to the public:
As soon as reasonably practicable after effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                          CALCULATION OF REGISTRATION FEE


                                   Proposed       Proposed
                                   maximum        maximum
                                   offering       aggregate       Amount of
Title of each       Amount to be   price per      offering        registration
class of securities registered     Unit or Share  price           fee
to be registered

Warrants to
purchase one (1)
share of Common
Stock               2,300,000         --             --               --

Common Stock,
par value $.01
per share, issuable
upon exercise of
Redeemable Common
Stock Purchase
Warrants            2,300,000       $ 4.00        $9,200,000        $3,173

     Total Registration Fee. . . . . . . . . . . . . . . . . . . .  $3,173


 (1) Assumes exercise of 2,300,000 Redeemable Common Stock Purchase Warrants.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            M. H. MEYERSON & CO., INC.



               Cross-Reference Sheet Showing Location in Prospectus
                   of Information Required by Items of Form S-3


Form S-3 Registration Statement Item and Heading       Location in Prospectus


Front of Registration Statement and
Outside Front Cover of Prospectus ........     Forepart of the Registration
                                               Statement; Outside Front Cover
                                               Page of Prospectus; Additional
                                               Information
Inside Front and Outside Back
Cover Pages of Prospectus ................     Inside Front and Outside Back
                                               Cover Pages of Prospectus;
                                               Available Information;
                                               Incorporation of Certain
                                               Documents by Reference

Summary Information and Risk Factors .....     Prospectus Summary; Risk Factors

Use of Proceeds ..........................     Prospectus Summary; Use of
                                               Proceeds

Determination of Offering Price ..........     Outside Front Cover Page of
                                               Prospectus; Determination of
                                               Offering Price

Dilution .................................     Risk Factors - Dilution to
                                               Public; Dilution

Selling Security Holders .................     Not Applicable

Plan of Distribution .....................     Outside Front Cover Page of
                                               Prospectus

Litigation ...............................     Litigation

Description of Securities ................     Front Cover Page; Prospectus
                                               Summary; Description of
                                               Securities

Interests of Named Experts and Counsel ...     Not applicable

Change in or Disagreement with Accountants     Not Applicable

PROSPECTUS
                            M. H. MEYERSON & CO., INC.
                2,300,000 Redeemable Common Stock Purchase Warrants

     The Board of Directors of M.H. Meyerson & Co., Inc. has voted to seek warrant holder approval for a proposed amendment to the terms of the 2,300,000 Redeemable Common Stock Purchase Warrants (the "Warrants"), issued in the Company's initial public offering dated January 18, 1994, in the following manner. Each amended Warrant would entitle the holder to purchase one (1) share of Common Stock, par value $.01 per share (the "Common Stock"), at a reduced price of $4.00 per share (the "Exercise Price"), as amended from the original price of $4.50, for a period of five (5) years following the date of the original offering. The amended Warrants would be redeemable by the Company for $.01 per Warrant upon forty-five (45) days written notice, provided that the average closing price or bid price of the Common Stock equals or exceeds $5.00 per share (the "Redemption Price")(reduced from $9.60 per share), for three (3) consecutive business days (reduced from 10 days). The amended terms of the Warrants will not take effect without the approval of a majority of the outstanding Warrants. See "Description of Securities."

     This Prospectus reflects the changes that would take effect upon receipt of written approval of the majority of outstanding Warrants. Each unamended Warrant entitles the holder to purchase one (1) share of Common Stock, par value $.01 per share (the "Common Stock"), at a price of $4.50 per share for a period of five years commencing January 18, 1994. The unamended Warrants are redeemable by the Company for $.01 per Warrant, at any time upon thirty (30) days written notice, if the average closing price or bid price of the Common Stock for ten (10) consecutive business days equaled or exceeded $9.60 per share.

     THE AMENDED TERMS OF THE WARRANTS WILL NOT TAKE EFFECT WITHOUT THE APPROVAL OF A MAJORITY OF THE OUTSTANDING WARRANTS. ONLY WARRANT HOLDERS AS OF THE CLOSE OF BUSINESS ON THE DATE OF EFFECTIVENESS OF THIS PROSPECTUS WILL BE ENTITLED TO VOTE ON THE AMENDMENT TO THE TERMS OF THE WARRANTS. SUCH WARRANT HOLDERS MAY MANIFEST THEIR CONSENT TO THE AMENDED TERMS OF THE WARRANTS BY SIGNING AND DATING THE ATTACHED CONSENT FORM AND RETURNING IT TO THE ADDRESS PROVIDED THEREON. YOU MUST SIGN THE ENCLOSED CONSENT FORM AND RETURN IT IN THE ENVELOPE PROVIDED IN ORDER TO VOTE FOR THE AMENDMENT TO THE TERMS OF THE WARRANTS.

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE DILUTION. SEE "RISK FACTORS" AND "DILUTION".

     The Warrants are quoted on the National Association of Securities Dealers
Automated Quotation SmallCap System under the symbol MHMYW.   For factors
considered in determining the initial public offering price of the Warrants, see "Determination of Offering Price."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              Price to Public     Tender Fees and     Proceeds to Company(2)(3)
                                  Commissions(1)

Per Warrant         $4.00             $0.10                      $3.90
Total            $9,200,000          $230,000                 $8,970,000

(1) The Company will pay a commission of 2.5% ($.10 per Warrant) to Broker-Dealers for each amended Warrant tendered for exercise by such Broker-Dealer on behalf of it or its customers.
(2)  Assumes the exercise of 2,300,000 amended Warrants.
(3) Before deducting estimated expenses of the offering including legal, accounting, printing and filing fees of approximately $75,000 incurred by the Company.


     The Warrants are being offered subject to a declaration by the U.S. Securities and Exchange Commission that the registration statement is effective, as specified herein, and subject to the approval of a majority of the then outstanding Warrants, and to certain other conditions.


                The date of this Prospectus is              , 1996.

                               AVAILABLE INFORMATION

     M. H. Meyerson & Co., Inc. ("Meyerson" or the "Company") has filed a registration statement on Form S-3 ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act") with the Securities and Exchange Commission ("SEC"), with respect to the securities being offered by this prospectus ("Prospectus"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. All of these documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company furnishes to its shareholders and holders of its Warrants annual reports containing financial statements audited by its independent certified public accountants, and with quarterly reports containing unaudited summary financial information for the first three quarters of each fiscal year. Such reports will be available upon request.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission and the National Association of Securities Dealers are incorporated herein by reference.

  (a)  Annual Report on Form 10-KSB for the fiscal year ended January 31, 1996;

  (b)  Quarterly Report on Form 10-QSB for the quarter ended April 30, 1996;

  (c) The description of the Company's Common Stock as contained in the Company's Form 8-A dated March 15, 1994.

  (d) Registration Statement on Form SB-2 as declared effective by the Commission on January 18, 1994.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Act"), subsequent to the date of this Prospectus and prior to the termination of the offering made by the Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information. Requests for such copies should be directed to John S. Stoppelman, the Stoppelman Law Firm, 1749 Old Meadow Road, Suite 610, McLean, VA 22102 (telephone: 703-827-7450).

                       PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the other information and financial statements appearing elsewhere in the Prospectus or incorporated by reference herein. Unless otherwise indicated, the information appearing in this Prospectus does not give effect to the Common Stock issuable upon the exercise of the Warrants or the Underwriter's Unit Purchase Option.

                                    The Company

General

     M. H. Meyerson & Co., Inc., a securities firm originally founded in 1960, conducts its business in four (4) separate divisions. These are Wholesale Trading, Correspondent Services, Retail Services, and Investment Banking. These four (4) divisions are functionally supported by the Compliance Department and the Back Office Department (operations).

     As of March 31, 1996, the Company had one hundred sixty employees (160), one hundred eight (108) of which were registered representatives, including twenty-five (25) registered principals, licensed by the National Association of Securities Dealers ( NASD ) and various state securities commissions. The balance of the Company s employees, which number thirty (52), are support staff.

     The Company s largest division (in revenue contribution) is wholesale market making, which means engaging in principal transactions on behalf of its proprietary trading accounts in what are usually dealer to dealer transactions. The Company employs eighteen (18) securities traders and twenty-four (24) assistant traders who, with management supervision, conduct the Company s high volume trading operations. The Company s traders are compensated by receiving a fixed percentage of the profits from trading after deduction of general expenses. The traders are party to employment contracts which provide for individual liability for any funds owed the Company relating to losses, if any, incurred from trading activities. Pursuant to these employment contracts, the individual traders are restricted to Company imposed limits as to the extent of the trading positions they are permitted by the Company to maintain. Traders are also required by the Company to maintain a reserve, the size of which is a factor by which the trading position limit is determined. This reserve is also available to offset trading losses, if any, suffered by the individual trader in his trading account. The Company endeavors to observe high standards of commercial honor and just and equitable principles of trade in conducting its business.

     In its market making function, the Company carries long or short trading positions in various securities. The Company currently trades over one hundred million shares of common stock, preferred stocks and warrants per month. The Company s clearing agent for market making and trading activities is Spear, Leeds & Kellogg, Inc., members of the New York and other principle stock exchanges, of New York City, New York. The Company has contracted with an information services provider to supply trading information regarding securities in which the Company has an investment interest. The Company obtains daily printouts that inform the traders regarding financial and market information on a current basis. As of March 1996, the Company was a market maker in approximately two thousand five hundred (2,500) securities.

     The Company s trading activities have substantially increased with the addition of several automated trading systems such as Instinet, ACT, Selectnet, BNET, and the automated ticketless Brass trading program. The Brass system, which, in effect, makes trading paperless , enhances the ability of the traders to focus on market conditions by eliminating the prior administrative burden incumbent in trading. The Selectnet and Instinet networks link the Company with trading partners throughout the United States, including other brokerage firms, block trading desks and specialists on the regional exchanges. These systems provide the Company with access into every major securities exchange on a worldwide basis. The Company also employs the Autex electronic volume monitoring system. Through Autex, the Company can determine the percentage of the Company s relative trading volume in a specific security.

     The Company s Correspondent Services division provides competitive execution services primarily to retail securities firms who utilize the Company to fill buy or sell orders in over-the-counter and listed securities for their respective retail customers. The Company's Correspondent Service facilitates large retail firms, including discount brokers and banks, in obtaining instant execution of their respective customers orders.

     The Company s Retail Sales division consists of fifty-four (54) registered representatives, including nine (9) registered principals, who collectively maintain the majority of the Company s retail securities accounts. The Company s retail customer accounts are carried on a fully disclosed basis by Bear, Stearns Securities Corp.,members of the New York and other principle stock exchanges, pursuant to a clearing agreement. This agreement provides that customer securities positions and credit balances are insured up to $50,000,000 by Securities Investors Protection Corp. ( SIPC ) and supplementary private insurance coverage. All customer credit balances are subject to immediate withdrawal from Bear, Stearns Securities Corp., at the discretion of the customer.

     The Company s Investment Banking division consists of four (4) professionals. The primary function of this department is to conceptualize, plan and execute capital formation for small, growing companies which have the potential, in the Company s judgement, to become successful public companies. The Department is engaged in the structuring, management and participation in public offerings and private placements of primarily equity securities. It also advises its clients in connection with mergers, acquisitions and divestitures.

     The Company also serves as the managing underwriter or co-underwriter in initial public offerings and private placements of primarily equity securities. Since 1990, the Company has been the managing or co-managing underwriter of fifteen (15) initial public offerings and four (4) private placements which raised in excess of one hundred twenty five million dollars ($125,000,000).
The Company generally underwrites small capitalization growth companies in their relatively fast growth stage. These companies are generally in information technologies, such as software, medical products and pharmaceuticals. The Company has also been a syndicate or selling group member in approximately ninety-six (96) underwritings.

     M. H. Meyerson & Co., Inc. is currently registered for retail distribution in the following jurisdictions:

     Alabama              Kansas              Ohio
     Alaska               Louisiana           Oklahoma
     Arizona              Maine               Oregon
     California           Maryland            Pennsylvania
     Colorado             Massachusetts       Rhode Island
     Connecticut          Michigan            South Carolina
     Delaware             Minnesota           South Dakota
     District of Columbia Mississippi         Tennessee
     Florida              Missouri            Texas
     Georgia              Nevada              Utah
     Hawaii               New Hampshire       Vermont
     Illinois             New Jersey          Virginia
     Indiana              New York            West Virginia
     Iowa                 North Carolina      Wisconsin
                                              Wyoming

Government Regulation

     The securities industry in the United States is subject to extensive regulation under both federal and state laws. The Securities and Exchange Commission ( SEC ) is the federal agency responsible for the administration of the federal securities laws. The Company is registered as a broker/dealer with the SEC. Much of the regulation of broker/dealers has been delegated to self-regulated organizations, principally the NASD and national securities exchanges such as NASDAQ. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct periodic examinations of the Company s operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. The Company is currently registered as a broker/dealer in 42 states and the District of Columbia.

     Broker/dealers are subject to regulation covering all aspects of the securities business, including sales method, trade practices among broker/dealers, use and safekeeping of customers funds and securities, capital structure of securities firms, record-keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules may directly affect the mode of operation and profitability of broker/dealers. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker/dealer, its officers or employees. The principal purpose of regulation and discipline of broker/dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker/dealers.

     The SEC's Net Capital Rule imposes minimum financial requirements for all registered broker/dealers doing business with the public. The Company is subject to the requirements of this rule. The Net Capital Rule places limits on certain of the Company's operations, such as underwriting activities and market making and other principal trading activities. A decrease below minimum net capital in the form of a significant operating loss or any unusually large charge against the Company's net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business. See "Risk Factors-Effect of Net Capital Requirements."


                                   The Offering
Securities Offered
Terms of Redemption  2,300,000 Warrants.  Upon receipt by the Company of written approval of the amended terms of the Warrants by the majority of outstanding Warrants, each amended Warrant would entitle the holder to purchase one (1) share of Common Stock (the "Common Stock") at $4.00 per share. The amended Warrants would expire five (5) years from January 18, 1994 unless redeemed sooner. See "Risk Factors - Redeemable Warrants" and "Description of Securities - Terms of Redeemable Warrants."
Shares of Common
Stock Outstanding(1)
Before and After the
Offering 4,993,335 shares as of May 31, 1996; 7,293,335 shares post-offering.

Estimated Net
Proceeds Approximately $8,895,000 after deducting estimated offering expenses of approximately $305,000.

Use of Proceeds      To increase the Company's working capital for market
                     making, riskless arbitrage trading, underwriting, venture capital investments, expansion of the Company's retail brokerage operations, and expansion of the Company's bond trading operations. See "Use of Proceeds."

Risk Factors         Investment in the amended Warrants entails a high degree
                     of risk and immediate substantial dilution.  See "Risk
                     Factors" and "Dilution."

NASDAQ Symbols       Common Stock   MHMY
                     Warrants       MHMYW



(1) Assumes exercise of the amended Warrants. Assumes no exercise of the Underwriter's Warrants.

Summary Financial Information

     The following summary financial information has been summarized from the Company's Financial Statements included elsewhere in this Prospectus. The information should be read in conjunction with the Financial Statements and the related notes thereto.


                                                  January 31,
                                1996               1995           1994
Balance Sheet Data:

Assets                         $ 19,379,985       $ 19,153,227     $ 21,517,163
Liabilities                       7,324,848          7,474,145        7,899,533
Subordinated Debt                         0                  0        1,500,000
Shareholders' Equity             12,055,137         11,679,082       12,117,630

Statement of Operations Data:

                                             Year Ended January 31,
                                     1996               1995           1994
Revenues

Net gain on securities
transactions                   $ 21,088,570       $ 14,466,377     $ 18,736,283
Underwriting                      1,262,448          4,405,005        2,371,938
Commissions                       2,263,490          1,276,943          450,545
Interest and other revenue          330,613            437,377           38,527
     Total Revenues              24,945,121         20,585,702       21,597,293

Expenses

Compensation and benefits        13,466,583         11,422,283       10,916,654
Clearance charges                 4,536,060          4,119,228        3,815,282
Communications                    2,244,565          1,936,361        1,548,544
Professional fees                   537,443            710,173          683,610
Occupancy and equipment costs       630,145            537,398          518,913
Other operating expenses          2,390,849          2,579,983        1,732,552
     Total Expenses              23,805,645         21,305,426       19,215,555

Income (Loss) Before Taxes        1,139,476           (719,724)       2,381,738
Provision For Income Taxes          464,689           (121,870)         951,748
Net Income                     $    674,787       $   (597,854)     $ 1,429,990


     The Company intends to furnish its shareholders with annual reports containing audited financial statements and opinion thereon expressed by its independent auditors, and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                                   RISK FACTORS

     Exercise of Warrants under their amended terms is speculative and involves a high degree of risk and substantial dilution. In addition to the other information contained in this Prospectus, the following should be considered carefully in evaluating the Company and its business before purchasing the amended Warrants offered by this Prospectus.

Risks Related to the Company

1.  Nature of Company's Business

     The Company's securities business by its nature is subject to various risks, particularly in volatile markets. These include the incurrence of losses from trading and underwriting of securities, customer inability to meet commitments (such as margin obligations), customer default and employee misconduct and errors.

     The Company's revenues, like those of other firms in the securities industry, are directly related to fluctuations in trading volume and price levels of securities. Such fluctuations are directly affected by regional, national and international economic, regulatory and political conditions, broad trends in business and finance and interest rates. Low trading volume and lack of increasing securities prices generally result in reduced commissions and investment banking revenues for firms such as the Company. In the past, heavy trading volume has caused clearing and processing problems for the securities industry and may do so in the future. In periods of reduced volume or decreasing securities prices, profitability for firms such as the Company may be adversely affected since many costs other than commission compensation are relatively fixed.

     Participation in underwriting of securities subjects the Company to a risk of loss if the Company is unable to resell the securities underwritten. In addition, in connection with underwriting activities, the Company is subject to a risk of liability and expense resulting from possible claims against the Underwriter under federal and state securities laws.

2.  Broad Discretion in Application of Proceeds

     The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this Offering, including funds received upon exercise of the Warrants, in order to address changed circumstances and opportunities. Pending use of such proceeds, the net proceeds of this Offering will be invested by the Company in short-term, interest bearing obligations or marketable securities. See "Use of Proceeds."

3.  Substantial Control by Officers and Directors

     Based upon the number of shares of Common Stock that will be outstanding upon completion of this Offering, officers and directors of the Company and persons who may be deemed to be affiliates, as a group, beneficially own approximately thirty-eight percent (38%) of the Company's outstanding Common Stock, assuming no exercise of the Underwriter's Warrants or outstanding options to purchase common stock of the Company. As a result, officers and directors of the Company and their affiliates may be able to elect all members of the Board of Directors and may retain the voting power to approve all matters requiring approval by the Shareholders of the Company.

4.   Dependence Upon Key Personnel

     The Company is dependent, in particular, upon the services of its Chairman, Martin H. Meyerson and its President, Michael Silvestri. If either Mr. Meyerson or Mr. Silvestri is unable to perform his duties for whatever reason, the Company's business could be adversely affected. The Company therefore has obtained key person life insurance policies on Martin H. Meyerson and Michael Silvestri with coverage on each in the amount of $1,000,000.

5.   Competition

     All aspects of the business of the Company are highly competitive. The Company competes directly with numerous other securities brokers and dealers, investment banking firms, life insurance sales agencies, investment advisors and, indirectly for investment funds, with commercial banks. Many of the Company's competitors have substantially greater capital and other resources than the Company. The Company also competes with commercial banks in government, government agency and municipal securities dealer activities. Some commercial banks and thrift institutions also offer securities brokerage services and many commercial banks offer a variety of investment banking services. Competition among financial services firms also exists for investment representatives and other personnel.

     The securities industry has become considerably more concentrated and more competitive since the latter 1960's as numerous securities firms have either ceased operation or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but having substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than those of the Company. Furthermore, numerous commercial banks have petitioned the Board of Governors of the Federal Reserve System for permission to enter into various new business activities from which they are currently barred, such as underwriting certain mortgage-backed and municipal revenue securities and securities backed by consumer loans. Various legislative proposals, if enacted, would also permit commercial banks to engage in such activities. Ultimately, these developments or other developments of a similar nature may lead to the creation of integrated financial service firms that offer a broader range of financial services.

     The securities industry has experienced substantial commission discounting by broker/dealers competing for institutional and individual brokerage business. In addition, an increasing number of specialized firms now offer "discount" services to individual customers. These firms generally effect transactions for their customers on an "execution only" basis without offering other services such as portfolio valuation, investment recommendations and research. The continuation of such discounting and an increase in the number of new and existing firms offering such discounts could adversely affect the Company's agency retail business.

6.  Risks of Principal Transactions

     The Company's securities trading, market making and underwriting activities involve the purchase and sale of securities as a principal. These involve the risks of a change in the market price of such securities and of decreases in the liquidity of markets, which can limit the Company's ability to sell securities purchased or to purchase securities sold in such transactions. Trading securities as a principal and underwriting corporate securities represent an important part of the Company's business and subject the Company's capital to significant risk.

7.  Regulation

     The Company's business is, and the securities industry generally is, subject to extensive regulation at both the federal and state level by various regulatory agencies which are charged with protecting the interests of customers. Self-regulatory organizations such as the National Association of Securities Dealers, Inc. (the "NASD") and state securities commissions require strict compliance with their respective rules and regulations. Failure to comply with any of these laws, rules and regulations could result in fines, suspension or industry expulsion, which could have a material adverse effect upon the Company.

8.  Effect of Net Capital Requirements

     The SEC's Net Capital Rule imposes minimum financial requirements for all registered broker/dealers doing business with the public. The Company is subject to the requirements of this rule. The Net Capital Rule places limits on certain of the Company's operations, such as underwriting activities and market making and other principal trading activities. A decrease below minimum net capital in the form of a significant operating loss or any unusually large charge against the Company's net capital could adversely affect the ability of the Company to expand or even maintain its present levels of business.

9.  Dilution

     The holders of the amended Warrants will incur an immediate substantial dilution from the exercise price in the net tangible book value of the securities issued. The current shareholders of the Company will realize an immediate increase in net tangible book value of their shares of Common Stock. Further dilution may occur if the Underwriter's Warrants are exercised in part or in full. See "Dilution."

10. NASDAQ Maintenance Requirements; Possible Delisting of Securities from NASDAQ System; Risks of Low-Priced Stocks

     If the Company is unable to satisfy NASDAQ's maintenance criteria in the future, its securities will be subject to being delisted, and trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"). As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (I) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     If the securities offered hereby are removed from listing by NASDAQ at any time following the effective date of this Offering, the Company's securities may become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker/dealer also must disclose the commissions payable to both the broker/dealer and the registered representative, current quotations for the securities and, if the broker/dealer is the sole market maker, the broker/dealer must disclose this fact and the broker/dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market.

     The Company's Common Stock, as of the date of this Prospectus, is not technically within the definitional scope of a penny stock, and is exempt from the definition of penny stock by law because it is listed on NASDAQ. However, in the event that the Common Stock were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market. See "Description of Securities."

11.  Director Liability

     The Company has adopted the provisions of the New Jersey Business Corporation Act permitting the Company to limit the liability of the Company's directors to the Company and its stockholders for monetary damages and for breach of fiduciary duty as a director. This could have the effect of making it more difficult for the shareholders to recover against the officers and/or directors of the Company for alleged breaches of fiduciary duties and other matters.

12.  Personnel Turnover

     A substantial portion of the Company's revenue is generated through the activities of its securities traders and registered representatives. The inability to retain traders or such representatives or the inhibition of such customer contact by regulation or otherwise could have a material adverse impact on the Company's business and financial condition. Similarly, although there has been limited turnover in the area, the loss of qualified operations personnel could also have a material adverse impact on the Company.

13.  Dividends

     The Company authorized a dividend in the amount of $.03 per share for fiscal year 1995. Each Director of the Company waived his right to receive payment of such dividend. Therefore, the Company paid only $74,319 in dividends to shareholders of the Company. The Company did not pay dividends in fiscal year 1996. The payment of any future dividends will depend on such factors as earning levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors. See "Dividend Policy."

14.  Use of Proceeds for Venture Capital Investments

     The Company intends to use a portion of the proceeds from this offering to invest in venture capital opportunities and/or private placements. Such investment decisions will be in the sole discretion of the Company's Board of Directors. Prospective Shareholders of the Company will have no control over decisions by the Board of Directors to invest in any such capital venture opportunities.

Risks Related to the Offering

1.  Shares Eligible for Future Sale

     Upon completion of this Offering, assuming the Warrants are amended and exercised in full, the Company will have outstanding 7,293,335 shares of Common Stock. Of these shares, the 2,300,000 shares of Common Stock sold in the Company's initial public offering and the 2,300,000 shares underlying the Warrants offered hereby will be freely tradable. All of the remaining outstanding shares ("Restricted Shares") were issued by the Company in reliance upon exemptions from the registration requirements of the 1933 Act and may not be sold unless they are so registered thereunder or are sold pursuant to an applicable exemption from registration including Rule 144 which governs the sales of restricted securities.

     Under Rule 144, a stockholder who has beneficially owned Restricted Shares for at least two (2) years (including persons who may be deemed to be "affiliates" of the Company under Rule 144) may sell within any three (3) month period a number of shares that do not exceed the greater of: a) one percent (1%) of the then outstanding shares of a particular class of the Company's Common Stock as reported on its 10-Q filing, or b) the average weekly volume on NASDAQ during the four (4) calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder who is not deemed to have been an "affiliate" of the Company for at least ninety (90) days and who has beneficially owned his shares for at least three (3) years would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

     Sales of substantial amounts of shares of the Company's Common Stock, pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price which the Company deems appropriate. See "Shares Eligible for Future Sale."

2.   Arbitrary Determination of  Warrant Exercise Price

     The exercise price for the amended Warrants has been determined by the Company. This price does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations of the Company or any other established criteria of value. See "Determination of Offering Price" and "Description of Securities."

3.   Redeemable Warrants

     The amended Warrants would be redeemable by the Company for $.01 per Warrant, at any time, upon thirty (30) days prior written notice, if the average closing price or bid price of the Common Stock for three (3) consecutive business days equals or exceeds $5.00 per share (the "Redemption Price"). The Redemption of the amended Warrants by the Company could force the holders to exercise the amended Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the amended Warrants at the then current market price when they might otherwise wish to hold the amended Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the amended Warrants at the time of redemption. In the event of the exercise of a substantial number of amended Warrants offered hereby within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of Common Stock of the Company in the trading market could substantially affect the market price of the Common Stock. See "Description of Securities - Common Stock Purchase Warrants."

4.  Underwriter's Unit Purchase Options

     Subject to the requirements of the SEC and NASD, the Company granted to the Underwriter in its initial public offering of the Company's common stock, as partial consideration for services rendered, options to purchase up to 200,000 units (the "Underwriter's Unit Purchase Option") at an exercise price of $6.60 per Unit. The Underwriter's Unit Purchase Option has not been exercised to date. Upon exercise of the Underwriter's Unit Purchase Option, the shares underlying the Underwriter's Unit Purchase Option will be freely tradeable. An exercise of the Underwriter's Unit Purchase Options, which may be effected at any time, either in whole or in part, until January 18, 1999, may adversely affect the Company's ability to obtain equity capital, and, if the Common Stock issuable upon the exercise of the Underwriter's Unit Purchase Options is sold in the public market, may adversely affect the market price of the Company's Common Stock. The Underwriter's Unit Purchase Options, the Units issuable upon the exercise of the Underwriter's Unit Purchase Options, the Common Stock, Warrants comprising such Units, and the Common Stock issuable upon exercise of such Warrants were included in the Registration Statement on Form SB-2 dated January 18, 1994. The Company has agreed to keep such Registration Statement current, which would result in substantial expense to the Company. This obligation is in addition to certain registration rights granted to the Underwriter.

5.   Possible Inability to Maintain Effectiveness of Registration Statement

     The Company intends to keep the Registration Statement of which this Prospectus is a part, effective during the pendency of the entire offering, including the periods during which the amended Warrants are exercisable. However, there is no guarantee that the Company will be able to do so or that the Company will be able to comply with all regulatory requirements. In the event that the Company is unable to keep the Registration Statement effective, a holder of the amended Warrants might not be able to exercise such amended Warrants for shares of Common Stock. See "Description of Securities-Common Stock Purchase Warrants".

                                  USE OF PROCEEDS

      Upon receipt by the Company of written approval of the amended terms of the Warrants by the majority of outstanding Warrants, the net proceeds to be received by the Company from the exercise of the 2,300,000 amended Warrants would be approximately $9,125,000 based on an exercise price of $4.00 per amended Warrant and the deduction of the estimated offering expenses.

     The Company would use the proceeds of this offering to increase the capital its traders use both in principal and riskless arbitrage trading. The additional capital would allow the Company to expand this area of its business while maintaining appropriate levels of requisite net capital. In addition, the Company plans to use a portion of the proceeds to increase its investments in private placement transactions and venture capital opportunities. The Company also plans to increase the size of its retail brokerage operations. Currently, the Company has approximately fifty-four (54) employees in its retail brokerage department. The Company also plans to expand its bond trading operations. The Company's long term objective is to substantially increase its retail operations and expand and evaluate its physical facilities.

     The Company's specific use of net proceeds would be as follows:

     1.   Firm Commitment Underwriting and    $2,395,000
          general corporate purposes ......

     2.   Market Making and Riskless           2,000,000
          Arbitrage .......................

     3.   Expansion of Retail Trading          1,000,000
          Operations ......................

     4.   Expansion of Bond Department         1,500,000

     5.   Mergers and Acquisitions ........    1,000,000

     6.   Investments in Private
          Placements ......................    1,000,000

          Total ............................  $8,895,000

     The total amount allocated to and timing of the expenditures described above would vary depending upon numerous factors, including market and general economic conditions. The foregoing represents the Company's best estimate of the allocation of the net proceeds of this offering based upon current business and economic conditions. Although the Company does not anticipate any material changes in the proposed use of proceeds, to the extent the Company finds that adjustment is required by reason of existing business conditions, the amounts shown may be adjusted among the uses indicated above.

                                 DILUTION

     As of April 30, 1996, the Company had a net tangible book value of $12,696,608, or $2.55 per share of Common Stock. "Net tangible book value per share" is the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the exercise of 2,300,000 amended Warrants at $4.00 per share, the net tangible book value per share of the Company as of April 30, 1996 would be $2.96. This represents an immediate increase of $.41 per share to existing stockholders and an immediate dilution of $1.04 per share to persons exercising such amended Warrants ("new investors"). The following table illustrates this dilution in net tangible book value per share to new investors:

     Exercise Price of Warrants (1 share per Warrant)       $4.00
     Net Tangible book value per share before offering      $2.55
     Increase attributable to payments by new investors     $ .41
     Net Tangible book value per share after offering       $2.96
     Dilution per share to new investors                    $1.04

     The above discussion and table assumes no exercise of the Underwriter's Unit Purchase Option, nor any outstanding options. To the extent that any of the above derivative securities are exercised, there may be further dilution to new investors.

                              DIVIDEND POLICY

     The Company authorized a dividend in the amount of $.03 per share for fiscal year 1995. Each Director of the Company waived his right to receive payment of such dividend. Therefore, the Company paid only $74,319 in dividends to shareholders of the Company. The Company did not pay dividends in fiscal year 1996.

     The payment of any future dividends will depend on such factors as earning levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors.

                     DETERMINATION OF OFFERING PRICE

     The exercise price of the amended Warrants has been determined by the Company. Among the factors considered in the determination was the market price of the Company's Common Stock, an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market at the time of this Offering and the demand for similar securities of comparable companies. The exercise price of the amended Warrants does not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company. See "Risk Factors - Arbitrary Determination of Warrant Exercise Price."

                         DESCRIPTION OF SECURITIES


Common Stock

     The Company is authorized to issue up to 25,000,000 shares of Common Stock, of which 4,993,335 shares were issued and outstanding as of May 31, 1996. The holders of Common Stock (I) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company;
(iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one (1) vote per share on all matters on which stockholders may vote at all meetings of stockholders. The Common Stock does not have cumulative voting rights. All shares of Common Stock now outstanding are fully paid and non-assessable, and all shares of Common Stock underlying the Warrants included in this Offering, when issued, will be fully paid and non-assessable.

Terms of Redeemable Warrants

     The Board of Directors of M.H. Meyerson & Co., Inc. has voted to seek warrant holder approval for a proposed amendment to the terms of the 2,300,000 Redeemable Common Stock Purchase Warrants (the "Warrants"), issued in the Company's initial public offering dated January 18, 1994, in the following manner. Each amended Warrant would entitle the holder to purchase one (1) share of Common Stock, par value $.01 per share (the "Common Stock"), at a price of $4.00 per share (the "Exercise Price") for a period of five (5) years following the date of the original offering. The amended Warrants would be redeemable by the Company for $.01 per Warrant, at any time upon thirty (30) days written notice, if the average closing price or bid price of the Common Stock for three (3) consecutive business days equals or exceeds $5.00 per share (the "Redemption Price"). The amended terms of the Warrants will not take effect without the approval of a majority of the outstanding Warrants.

     The Company will pay a commission in the amount of 2.5% ($.10 per Warrant) to Broker-Dealers for each amended Warrant tendered for exercise by such Broker-Dealer on behalf of it or its customers.

     This Prospectus reflects the changes that would take effect upon receipt of written approval of the majority of outstanding Warrants. Each unamended Warrant entitles the holder to purchase one (1) share of Common Stock, par value $.01 per share (the "Common Stock"), at a price of $4.50 per share for a period of five years commencing January 18, 1994. The unamended Warrants are redeemable by the Company for $.01 per Warrant, at any time after January 18, 1994, upon thirty (30) days written notice, if the average closing price or bid price of the Common Stock for ten (10) consecutive business days equaled or exceeded $9.60 per share.

     THE AMENDED TERMS OF THE WARRANTS WILL NOT TAKE EFFECT WITHOUT THE APPROVAL OF A MAJORITY OF THE OUTSTANDING WARRANTS. ONLY WARRANT HOLDERS AS OF THE CLOSE OF BUSINESS ON THE DATE OF EFFECTIVENESS OF THIS PROSPECTUS WILL BE ENTITLED TO VOTE ON THE AMENDMENT TO THE TERMS OF THE WARRANTS. SUCH WARRANT HOLDERS MAY MANIFEST THEIR CONSENT TO THE AMENDED TERMS OF THE WARRANTS BY SIGNING AND DATING THE ATTACHED CONSENT FORM AND RETURNING IT TO THE ADDRESS PROVIDED THEREON. YOU MUST SIGN THE ENCLOSED CONSENT FORM AND RETURN IT IN THE ENVELOPE PROVIDED IN ORDER TO VOTE FOR THE AMENDMENT TO THE TERMS OF THE WARRANTS.

     Upon receipt of written approval of the amended terms of the Warrants by the majority of outstanding Warrants, the amended Warrants may be exercised by filling out and signing the appropriate notice of exercise form attached to the Warrant and mailing or delivering the same (together with the amended Warrant) to the Warrant Agent in time to reach the Warrant Agent prior to the time fixed for termination or redemption of the Warrants, accompanied by payment of the full Warrant Exercise Price. Payment of the Warrant Exercise Price must be made in United States currency by check, cash or bank draft payable to the order of the Company. A certificate representing the shares of Common Stock issuable upon exercise of the Warrants will be issued as soon as practicable after receipt of the holder's request.

     A Warrant Agreement has been entered into by the Company and American Stock Transfer & Trust Company, who serves as the Warrant Agent. Upon receipt of written approval of the amended terms of the Warrants by the majority of outstanding Warrants, the Warrant Agreement will continue to govern the rights and duties of the Company and the Warrant holders with respect to the Warrants, subject to the amended terms. Copies of the Warrant Agreement are available for inspection upon request to the Company. The Company has reserved a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants and such shares, when issued, will be fully paid and nonassessable.

     The holders of the amended Warrants would not be entitled to vote, receive dividends, or exercise any of the rights of the holders of shares of Common Stock for any purpose until such amended Warrants have been duly exercised and payment of the respective Warrant Exercise Price has been made. The amended Warrants would be listed for trading on NASDAQ under the symbol MHMYW.

     For the life of the amended Warrants, the holders thereof would be given the opportunity to profit from the rise, if any, in the market price of the Common Stock at the expense of the remaining holders of the Common Stock. However, during the outstanding period of the amended Warrants, the Company might be deprived of favorable opportunities to secure additional equity capital for its business, since holders of amended Warrants may be expected to exercise their amended Warrants at a time when the Company would be able to obtain equity capital by a public sale of new securities on terms more favorable than those provided in the amended Warrants.

Underwriter's Unit Purchase Options

     The Company granted to the Underwriter, options to purchase up to 200,000 Units, with each Unit consisting of one (1) share of Common Stock and
one (1) unamended Warrant.   The exercise price is $6.60 per Unit.  This is
165% of the price of the Units as purchased by the public. The Underwriter's Unit Purchase Option is not redeemable by the Company. To date, the Underwriter s Unit Purchase Option has not been exercised.

New Jersey Law With Respect to Business Combinations

     The Company is subject to the provisions of the New Jersey Shareholder's Protection Act, Section 14A: 10A-1 to 14A: 10A-6, an anti-takeover law. In general, those provisions prohibit a publicly held New Jersey corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of five (5) years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved by the Company's Board of Directors prior to that interested stockholder's stock acquisition date. After the expiration of such five-year period, that person could engage in a business combination with the resident domestic corporation only if it is approved by the affirmative vote of the disinterested holders of two-thirds of the voting stock or if he pays at least a formula price designed to ensure that all holders (other than that person) of stock of the resident domestic corporation receive at least the highest price per share paid by that person. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three (3) years prior to the proposed business combination, did own) ten percent (10%) or more of the New Jersey corporation's voting stock.

Transfer Agent and Registrar

     The transfer agent and registrar for the Company's Common Stock and Warrants is American Stock Transfer and Trust Company located at 40 Wall Street, New York, New York 10005. Its telephone number is (212) 936-5100.

                      SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, assuming the Warrants are amended and exercised in full, the Company will have outstanding 7,293,335 shares of Common Stock. Of these shares, the 2,300,000 shares of Common Stock sold in the Company's initial public offering and the 2,300,000 shares underlying the amended Warrants will be freely tradable. All of the remaining outstanding shares ("Restricted Shares") were issued by the Company in reliance upon exemptions from the registration requirements of the 1933 Act and may not be sold unless they are so registered thereunder or are sold pursuant to an applicable exemption from registration including Rule 144 which governs the sales of restricted securities.

     Under Rule 144, a stockholder who has beneficially owned Restricted Shares for at least two (2) years (including persons who may be deemed to be "affiliates" of the Company under Rule 144) may sell within any three (3) month period a number of shares that do not exceed the greater of: a) one percent (1%) of the then outstanding shares of a particular class of the Company's Common Stock as reported on its 10-Q filing, or b) the average weekly volume on NASDAQ during the four (4) calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder who is not deemed to have been an "affiliate" of the Company for at least ninety (90) days and who has beneficially owned his shares for at least three (3) years would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

     Sales of substantial amounts of shares of the Company's Common Stock, pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price which the Company deems appropriate

                                LITIGATION

     The Company is not presently involved in any material litigation.

                                  EXPERTS

     The financial statements of M. H. Meyerson & Co., Inc. at January 31, 1996, January 31, 1995, and January 31, 1994 and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Vincent R. Vasallo, Independent Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon for M. H. Meyerson & Co., Inc. by The Stoppelman Firm, P.C.., 1749 Old Meadow Road, Suite 610, McLean, VA 22102.

     Until          (twenty-five
days after the date of this
Prospectus), all dealers effecting
transactions in the registered
securities, whether or not
participating in the distribution
thereof, may be required to deliver
a Prospectus.  This is in addition                    2,300,000 Warrants
to the obligation of dealers to
deliver a Prospectus when acting as
underwriters and with respect to
their unsold allotment or
subscriptions.

        TABLE OF CONTENTS                         M. H. Meyerson & Co., Inc.
                                                    30 Montgomery Street
                Page                            Jersey City, New Jersey 07302
Available Information.. . . .  2                       (800) 888-8118
Incorporation of Certain                                Founded 1960
  Documents by Reference. . .  2
Summary Prospectus  . . . . .  3
The Company   . . . . . . . .  3
Risk Factors  . . . . . . . .  7
Use of Proceeds . . . . . . . 13
Dilution. . . . . . . . . . . 14
Dividend Policy . . . . . . . 14
Determination of Offering
  Price . . . . . . . . . . . 14                         PROSPECTUS
Description of Securities . . 15
Shares Eligible for Future
  Sale  . . . . . . . . . . . 17
Litigation  . . . . . . . . . 17
Experts . . . . . . . . . . . 17
Legal Matters. . .. . .. . .  17


     No dealer, salesman or any
other person has been authorized to
give any information or to make any
representations other than those
contained in this Prospectus, and,
if given or made, such information
or representations must not be
relied on as having been authorized
by the Company.  This Prospectus                    __________, 1996
does not constitute an offer to sell
or a solicitation of an offer to
buy, by any person in any
jurisdiction in which it is unlawful
for such person to make such offer
or solicitation.  Neither the
delivery of this Prospectus nor any
offer, solicitation or sale made
hereunder, shall under any
circumstances create an implication
that the information herein is
correct as of any time subsequent to
the date of the Prospectus.

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are as follows:


          SEC Registration. .  . . . . . . . . . . . . . . . . . . . .3,200
          Printing Costs*. . . . . . . . . . . . . . . . . . . . . . .7,500
          Legal Fees and Expenses* . . . . . . . . . . . . . . . . . 10,000
          Blue Sky Fees and Expenses*. . . . . . . . . . . . . . . . 50,000
          Commissions. . . . . . . . . . . . . . . . . . . . . . . $230,000
          Miscellaneous* . . . . . . . . . . . . . . . . . . . . . . .4,300

               TOTAL . . . . . . . . . . . . . . . . . . . . . . . $305,000

*  Indicates expenses that have been estimated for the purpose of filing.


Item 15.  Indemnification of Directors and Officers

     Article Eight of the Company's Amended and Restated Certificate of Incorporation contains the following provision with respect to indemnification of Directors, Officers and Employees:

          EIGHTH: The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees, and agents, and any other persons serving at the request of the Corporation as an officer, director, employee, or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney' fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee or agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (I) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity, and
     (ii) shall inure to the benefit of the heirs, executors and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or person enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees or agents whether or not the Corporation would have the power to indemnify them against such liability under the provision of this article.

     Article Ten of the Company's Restated By-Laws contains the following provision with respect to indemnification of Directors, Officers and
Employees:

          TENTH: The Corporation shall indemnify its officers, Directors, employees and agents to the fullest extent permitted by the General Corporation Law of New Jersey, as amended from time to time.

          Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, incorporator, employee, partner, trustee, or agent of another Corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorney's fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suite, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section
     10.1. Such right of indemnification shall continue as to a person who has ceased to be a Director, offices, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Section 10.1 shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested Directors, by provision of law, or otherwise.

     The New Jersey Business Corporation Act of the State of New Jersey contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith.

Item 16.  List of Exhibits

Exhibit
Page No.       Description of Exhibit

3(a)           Amended and Restated Certificate of Incorporation*
3(b)           Restated By-Laws*
4(a)           Form of Common Stock Certificate**
4(b)           Form of Warrant Certificates**
4(c)           Revised Form of Warrant Agreement between M. H. Meyerson &
               Co., Inc. and American Stock Transfer & Trust Company*
5              Opinion of Law Offices of John S. Stoppelman, P.C. on
               legality of securities being registered
10(a)          Revised Employment Agreement between the Company and Martin
               H. Meyerson*
10(b)          Revised Employment Agreement between the Company and Michael
               Silvestri*
10(c)          Form of Employee Stock Option Plan***
10(d)          Revised Form of Underwriter's Unit Purchase Option*
10(f)          Lease Agreement between M.H.M. Leasing Co., Inc. and UNUR,
               Corp.**
20(a)          Form of Consent Card of Warrant holders to amendment to
               terms of Warrants
24(a)          Consent of Law Offices of John S. Stoppelman, P.C.
24(b)          Consent of Vincent R. Vassallo

_____________
* Incorporated by reference to Amendment Number Three to the Company's Registration Statement on Form SB-2 as filed with the Commission on January 10, 1994.

**   Incorporated by reference to Amendment Number One to the Company's
Registration Statement on Form SB-2 as filed with the Commission on December 1, 1993.

*** Incorporated by reference to the Company's Registration Statement on Form SB-2 as filed with the Commission on October 19, 1993.



Item 17.  Undertakings

A.   Certificates

     Pursuant to the Warrant Agreement between the Company and American Stock Transfer & Trust Co. dated January 26, 1994, the certificates representing the Warrants provided to the Underwriters at the closing of the Company's initial public offering as specified in the Underwriting Agreement, in such denominations and registered in such names as required by the Underwriters and promptly delivered to each purchaser, will continue to represent the Warrants under their amended terms.

B.   Rule 415 Offering

     The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (I) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

C.   Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

D.   Rule 430A

     The undersigned Registrant will:

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.


E.   Request of Acceleration of Effective Date

     The Company may elect to request acceleration of the Registration Statement under Rule 461 of the 1933 Act.

                               SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Hudson in the State of New Jersey on the 18th day of June, 1996.

                              M. H. Meyerson & Co., Inc.



                              By:    /s/ Michael Silvestri
                                     Michael Silvestri,
                                     President


     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael Silvestri or Martin H. Meyerson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

     Signature           Title                               Date

                         Chairman, Chief Executive
                         Officer, Chief Financial
/s/ Martin H. Meyerson   Officer and Director                June 18, 1996
Martin H. Meyerson

                         President, Chief Operating
/s/ Michael Silvestri    Officer and Director                June 18, 1996
Michael Silvestri


/s/ Kenneth J. Koock     Vice Chairman and Director          June 18, 1996
Kenneth J. Koock

                         Senior Vice President, Director of
/s/ Linda Antosiewicz    Compliance and Director             June 18, 1996
Linda Antosiewicz

                         Vice President, Foreign Trading,
/s/ Jeffrey E. Meyerson  and Director                        June 18, 1996
Jeffrey E. Meyerson



/s/ Joelle A. Meyerson   Treasurer and Director              June 18, 1996
Joelle A. Meyerson

                         Vice President, Controller,         June 18, 1996
/s/ Eugene M. Whitehouse and Director
Eugene M. Whitehouse

/s/ Bertram Siegel       Director                            June 18, 1996
Bertram Siegel, Esq.


/s/ Martin Leventhal     Director                            June 18, 1996
Martin Leventhal, CPA


/s/ Howard Blank         Director                            June 18, 1996
Howard Blank